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BROOKS, HOUGHTON SECURITIES, INC.
444 Madison Avenue o 25th Floor o New York, NY 10022 o Telephone: 212-753-1991
                                                     o Facsimile: 212-753-7730
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CONFIDENTIAL

March 30, 2001

Joseph M. Weitzman, Esq.
For and on behalf of the
Chairman, Related Party Transaction Committee
Milestone Properties, Inc.
551 Fifth Avenue
New York, New York 10022

       RE: LETTER AGREEMENT FOR FAIRNESS OPINION ON CONCORD ASSET GROUP, INC.
           DECEMBER 28TH, 2000 OFFER TO PURCHASE THE OUTSTANDING MINORITY INTEREST OF MILESTONE PROPERTIES, INC. ("MPI")
           ------------------------------------------------------------------

Gentlemen:

Reference is made to our letters to the Related Party Transaction Committee and our letters to you dated March 14, 2001 and March 28, 2001. In addition we refer to the draft Form 10-K received on March 28, 2001 and the telephonic Board of Directors meeting today.

This letter updates our findings to reflect the change in the Total stockholder equity to $17,374,000 from $16,786,000 contained in the preliminary December 31, 2000 balance sheet provided to us. We also attach MPI's letter to us dated
March 30, 2001 describing the background for this adjustment during the final stage of the audit. The difference in this category accounts for $539,000 of the overall $571,000 of the total change from the preliminary consolidated financial statements provided to us.

As indicated in the Company's letter this change from the draft balance sheet statement utilized in our analysis was necessitated by the auditor's estimation of fiscal year 2000 taxable loss. Our initial analysis included the review of this factor detailed in Note 10 to the Consolidated Financial Statements. The increase adjustment to the Deferred income tax asset, net is now reflected in the amended valuation provided to you below.

Said Note 10 provides a step-by-step reconciliation tracing the changes to this account for the periods ending December 31 for the years 1998, 1999 & 2000 respectively. At December 31, 1999 the Net deferred tax asset was $2,293,000 compared to the $1,883,088 at December 31, 2000. Future utilization of the Net Operating Loss Carryforward net of Valuation Allowance cannot be predicted as to amount or timing; however, a future economic benefit may arise in the normal course of MPI's activities.

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Brooks, Houghton & Company, Inc.    Brooks, Houghton Securities, Inc.
Investment Banking and              Private Placements
Merchant Banking                    Registered Broker-Dealer
                                    Member NASD, SIPC

Private Corporate Advisors, Inc.    BHC Interim Funding L.P.
Mergers and Acquisitions and        Interim and Bridge Capital
Financial Advisor                   for Middle Market Companies


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Date:     March 30th, 2001
Page:     2
Letter:   Joseph M. Weitzman, Esq.
RE: LETTER AGREEMENT FOR FAIRNESS OPINION ON CONCORD ASSET GROUP, INC. DECEMBER 28TH, 2000 OFFER TO PURCHASE THE OUTSTANDING MINORITY INTEREST OF MILESTONE PROPERTIES, INC. ("MPI")

The final audited consolidated financial statements are reflected in our amended valuation analysis appearing below. While it does change the per share valuation, we do not consider that it necessitates a change to our assessment of the fairness of the offer of $2.65 per share for the outstanding minority interest MPI. Our fairness opinion has been issued and transmitted to you under separate cover.

AMENDED* VALUATION ANALYSIS AS AT DECEMBER 31, 2000:

Number of Shares Outstanding:          4,288,542                     Per Share
                                                                     ---------
Book Value                                           $17,374,000       $4.05

Add: Wrap Mortgage Understated Value                   3,130,000
                                                     -----------
Adjusted Book Value                                  $20,504,000       $4.78
                                                                       -----
Additional Adjustments:
----------------------
Less Cash at 12/31/00                                 (8,638,000)
                                                     -----------
Adjusted Book Value of non-cash assets               $11,866,000

Adjusted Book Value after applying a
 liquidation discount @ 45% for non-cash
 net assets                                          $ 6,526,000
Employment Contract Liability (ex controlling
 shareholders)                                       $(1,160,000)
Less Projected Depletion of Cash through 6/30/01     $(1,000,000)
                                                     -----------
Net Asset Value Excluding Cash                       $ 4,366,000
Net Asset Value per Share Excluding Cash                               $1.02

Cash Per Share at 12/31/00                                             $2.01

BHS AMENDED* VALUATION 3/31/01                                         $3.03
                                                                       -----

*Amended valuation based upon MPI's final audited consolidated financial statements.

Very truly yours,

/s/ Gerald H. Houghton                       /s/ Thomas P. Ivanyi
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Gerald H. Houghton                           Thomas P. Ivanyi
President                                    Managing Director